SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Cotelligent, Inc.

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G&G Holdings, LLC

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For further information, call:

Richard Green G&G Holdings, LLC 949/582-2074

G&G HOLDINGS ISSUES OPEN LETTER
TO COTELLIGENT STOCKHOLDERS

URGES A VOTE FOR CHANGE AT JULY 10TH ANNUAL MEETING

MISSION VIEJO, California—July 7, 2003—G& G Holdings today released an open letter to stockholders of Cotelligent Inc. (OTCBB:CGTZE), responding to recent company communications and urging stockholder to vote FOR on the GOLD proxy card at the July 10th Annual Meeting. The text of the letter follows:

July 7, 2003

Dear Fellow Shareholder:

You may have recently received a letter from Mr. Lavelle painting a rosy picture of Cotelligent’s current situation and seeking your support for his own re-election. For the reasons indicated below, we urge you to disregard his efforts and vote for responsible shareholder representation on the Cotelligent Board by signing, dating and returning the GOLD proxy card today.

•	Over the past three years, Cotelligent has lost over $71 million.

•	Cotelligent shareholders have seen the market value of their investment drop by 96% since June 30, 2000 (based on the Company’s closing price on June 10, 2003, the day before G&G announced its nomination of Richard Green).

•	The market value of the entire company has sunk to less than $4 million (again, based on the Company’s closing price on June 10, 2003) while the Company’s cash and cash equivalents alone currently stand at about $14 million*.

•	In the face of our proxy challenge, Mr. Lavelle has announced the pending acquisition by Cotelligent of a software company. While failing to provide the details shareholders need to judge the transaction’s merits, he was nonetheless outspoken on

*	CORRECTION: In our June 30 letter to you, the graphic in the lower right-hand corner of the second page should have been titled “Cash and Cash Equivalents as of March 31”, not “Working Capital”. It illustrates the $9.1 million drop in Cotelligent#s cash position over the last fiscal year.

its supposed benefits. Given his track record, we are justifiably concerned about any extraordinary transaction the Company may commit to prior to the election.

We are convinced that the markets have lost confidence in the ability of Cotelligent’s management to turn the company around. The Company has a skilled and talented workforce. Its technology has real value. With energetic, committed and capable oversight at the Board level, Cotelligent can be a successful concern. We believe that our candidate, Richard Green, is the responsible, experienced and motivated shareholder representative Cotelligent’s Board needs and Cotelligent shareholders deserve.

Your vote can make a difference. Act today to help us effect meaningful change at Cotelligent by signing, dating and returning the GOLD Proxy card today.

Thank you for your support.

Steve Galvanoni	Richard Green

For G&G Holdings, LLC

Forward-Looking Statements

The document contains forward-looking statements. Such statements are indicated by words or phrases such as “anticipates,” “estimates,” “projects,” “believes,” “intends,” “expects” and similar words and phrases. Forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such factors include, among others, the following: the Company’s ability to achieve improved operating results, the Company’s ability to obtain financing, and our ability to attract directors. Given these uncertainties, the Company’s stockholders are cautioned not to place undue reliance on such forward-looking statements. G&G Holdings disclaims any obligation to update any such factors or forward-looking statements or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Additional Information

In connection with the Cotelligent’s annual meeting and election of directors, G&G Holdings filed a definitive proxy statement on June 23, 2003 concerning the meeting and election with the Securities and Exchange Commission (SEC). STOCKHOLDERS OF COTELLIGENT ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of G&G Holdings’ proxy statement, and other documents when they become available, by contacting Richard Green, G&G Holdings, LLC, 26431 Crown Valley Parkway, Suite 210, Mission Viejo, CA 92691 (Telephone: (949) 582-2074). In addition, documents filed with the SEC by G&G Holdings will be available free of charge at the SEC’s web site at http://www.sec.gov.

Participants

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants on behalf of G&G Holdings in the solicitation of stockholders of Cotelligent in connection with the annual meeting and election of directors, and their interests in the solicitation, is set forth in the definitive proxy statement filed by G&G Holdings with the SEC on June 23, 2003.

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